Exhibit 4.2

inc
profile[x]
i n t e r n a t i o n a l

Market Sizing Study

CONFIDENTIAL

Market sizing analysis of Profile [X]

-       Objective of the market sizing analysis:

-         To estimate the size of the global mobile stage industry as it relates to Profile [X]’s products.

-         To establish a point-of-view on the potential market penetration rate of Profile [X]

-         To identify target markets

-       Approach taken in the analysis:

-         Stage-user segments were identified and included in the analysis based on their “fit” with Profile [X] product benefits.

-         The number of stage-users in each segment were estimated based on identifying actual events. We assume that we have identified up to 80% of applicable stage-use globally.

-         The formula for estimating the number of days of stage use per year is shown below.

Number of stage-users per segment	X	Number of venues per stage-user	X	Number of days per venue	=	Number of days of stage use per segment

Results - market sizing analysis of Profile [X]

-       Results of the market sizing analysis:

-         It is estimated that the number of days of mobile stage use around the world ranges between 24,000 and 37,000 days per year, which equates to dollar market size of between $600M and $900M per annum.

-         The target market of Profile [X] represents a significant 72% of this market: 17,000 and 27,000 days, equating to between $450M and $700M.

Stage [x]’s benefits are wide ranging and are applicable to a large universe of stage users

COST EFFECTIVENESS **(BENEFIT SPECTRUM)** **REVENUE ENHANCING**

Main Benefits	Increased cost-effectiveness in set-up and pull-down	Expanded theatrical capabilities	Enhanced sponsorship visibility	Expanded location capabilities
Capabilities	•Faster assembly/disassembly •Fewer people required •Integrated components and capabilities: ✓ Electrical: Video, lights, sound ✓ Broadcasting capabilities	•Elevating & Rotating Platform	•Elevating & Rotating Platform	•Self-leveling stage adapts to different surfaces
Applicability to stage user segments				
Sports	ALL		•Motorsports •Sport events •Sport races	•Golf
Brand marketing of products and services	ALL	•Consumer services •Consumer goods •Autos, boats, aircraft •Military		
Events	ALL	•Music & Dance	•Conventions	•Music & Dance •Competitions •Cities & Festivals •Political

In sizing the universe of applicable stage users, each of the segments are expected to differ on NUMBER OF USERS & VOLUME OF STAGE UTILIZATION

Stage [x] Universe

SPORTS	Motorsports - F1, NASCAR, IRL, Superbike MotoGP - 10 Major Customers - 15 venues per customer - 2 days per venue	Races - Yachts, Horse, Bicycle - 10 Major Customers - 5 Venues per customer - 5 days per venue	Sport Events - Soccer, Football, Baseball, Olympics, v-ball - 20 Major Customers - 1 Venues per customer - 1 days per venue	Golf - British Open, Ryder Volvo PGA Masters - 5 Major Customers - 1 Venues per customer - 4 days per venue
BRAND MARKETING	Consumer Goods - Coke, Pepsi, Nintendo, Nokia, Labbatts, Molson - 40 Major Customers - 12 Venues per customer - 5 days per venue	Conusmer Services - Wal-Mart, Planet Hollywood, HBO - 20 Major Customers - 6 Venues per customer - 1 days per venue	Autos, boats, aircraft, military - Form, Toyota, Harley Davidson, Boeing , Lear - 80 Major Customers - 30 Venues per customer - 5 days per venue
EVENTS	Music & Dance - Rock & pop stars, Festivals (jazz, pop, rock) - 100 Stars/40 Festivals - 30 Venues per star / 1 venue per festival - 2 days per star / 5 days per festival	City Events - New Year’s Eve, Anniversaries, Parades - 100 Major Customers - 24 Venues per customer - 1 days per venue	Conventions & Shows - Fashion, Trade, Air show, Car show - 60 Major Customers - 1 Venue per customer - 5 days per venue	Political Conventions / Rallies - In US: 435 Congressmen, 100 Senators, 3 Presidential candidates - 800 Major customers - 20 Venues per customer/3yrs - 1 days per venue

Global stage use in days is estimated to be between 24,000 and 37,000 days per year

Calculation of Global Stage Use

		Pessimistic	Base Case	Optimistic
		(days/year)	(days/year)	(days/year)
	Scenario Variables	80%	100%	125%

	Motorsports	240	300	375
Sports	Races	200	250	313
	Sport Events	16	20	25
	Golf	16	20	25

	Consumer Goods	1920	2400	3000
Brand	Consumer Services	480	600	750
Marketing	Mfrg: Autos, Bikes, Boats, Aircraft, Military	9600	12000	15000

	Music & Dance Artists	4800	6000	7500
	Music & Dance Festivals	160	200	250
Events	City Events	1920	2400	3000
	Conventions and Shows	240	300	375
	Political Conventions	4267	5333	6667

	Total Days	23,859	29,823	37,279
	Revenue @$25,000 per day (in Millions)	$600	$750	$940

1. Derived from previous slide

Identifying the target markets by charting revenue potential of each stage-user segment

(Step 1 of 2)

• Positioning the stage-user segments on the chart differentiates the segments based on their revenue potential.

• Each stage-user segment is positioned based on number of days of stage use per year multiplied by the number of stage users in that segment.

• The next step involves analyzing the chart based on relative positions of the segments.

Our target market of higher volume stage-users represents 72% of the stage-user universe
(Step 2 of 2)

• “Low-hanging fruit”, the priority target market, represents stage-users which promise high-usage volumes and are consolidated in number enough to approach easily.

• “Future success”, the second-priority market, represents a large untapped market.

• “Long-run, short-slide”, a third-priority market, represents an abundant sample of low-volume stage-users.

• “Small market” represents a market which may be too small to depend upon.

Target market stage use in days is estimated to be between 17,000 and 27,000 days per year, or 72% of the total global market

Calculation of Target Market Stage Use

		Pessimistic	Base Case	Optimistic
		(days/year)	(days/year)	(days/year)
	Scenario Variables	80%	100%	125%

	Motorsports	240	300	375
Sports	Races	200	250	313

	Consumer Goods	1920	2400	3000
	Consumer Services	480	600	750
	Mfrs: Autos, Bikes, Boats, Aircraft, Military	9600	12000	15000
Brand
Marketing	Music & Dance Artists	4800	6000	7500

	Total Estimated Target Market Days	17,240	21,550	26,938
	Revenue @$25,000 per day (in Millions)	$440	$540	$680
Events	Percentage of global market	72%	72%	72%

Appendix